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                                                                   Exhibit 99.1


QuadraMed Corp. Announces Completion of Acquisition of Medicus Systems Corp.

LARKSPUR, Calif. -- (BW Health Wire) -- May 28, 1998 -- QuadraMed Corp. (NASDAQ:QMDC) today announced that the acquisition of Medicus Systems Corp. (NASDAQ:MECS) was completed on May 27, 1998.

As a result of the acquisition, Medicus is now a wholly owned subsidiary of QuadraMed and will no longer be a publicly traded company.

In November 1997, QuadraMed acquired 56.7 percent of the outstanding shares of Medicus Common Stock from certain former Medicus stockholders for an aggregate of $21.7 million in cash, a note payable for approximately $1.6 million (which was repaid in January 1998), plus warrants to purchase an aggregate of approximately 972,000 shares of QuadraMed Common Stock at $24 per share.

Simultaneously, QuadraMed and Medicus entered into a separate agreement pursuant to which QuadraMed agreed to purchase the remaining 43.3 percent of Medicus Common Stock.

Pursuant to the merger agreement QuadraMed issued approximately 1,200,000 shares of QuadraMed Common Stock and $920,000 in cash to former Medicus stockholders and warrant-holders. In addition, in connection with the exercise of certain of the warrants issued to former Medicus stockholders in November 1997, QuadraMed received approximately $10.6 million in cash.

QuadraMed develops, markets and sells software products and services designed to enable healthcare providers and payers to increase operational efficiency, improve cash flow, measure the cost and quality of care, and effectively administer managed care contracts. QuadraMed also provides compliance, business office outsourcing, consulting and cash flow management services.

QuadraMed and its subsidiaries have more than 2,800 heathcare customers and have received endorsements from 14 state and regional hospital associations.

CONTACT: QuadraMed Corp., Larkspur
James D. Durham or John V. Cracchiolo, 415/461-7725


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